Exhibit 99.1

The TJX Companies, Inc. Reports Above-Plan Q2 FY18 Results with 3% Comp Sales Growth and EPS of $.85; Raises Full Year Guidance

  Net sales increased 6% to $8.4 billion over last year’s 7% increase
  Consolidated comp store sales increased 3% over last year’s 4% increase
  Diluted EPS of $.85 compared with $.84 in the prior year
  EPS results include a $.04 negative impact from foreign currency exchange rates this year, compared with a $.03 positive impact last year
  The Company now estimates Fiscal 2018 diluted GAAP EPS to be in the range of $3.89 to $3.93 and adjusted EPS to be in the range of $3.78 to $3.82, which excludes an expected benefit of $.11 per share from the 53rd week in the Company’s Fiscal 2018 calendar
  Returned $751 million to shareholders in the second quarter through share repurchases and dividends

FRAMINGHAM, Mass.--(BUSINESS WIRE)--August 15, 2017--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the second quarter ended July 29, 2017. Net sales for the second quarter of Fiscal 2018 increased 6% to $8.4 billion and consolidated comparable store sales increased 3% over last year’s 4% increase. Net income for the second quarter was $553 million and diluted earnings per share were $.85, versus the prior year’s $.84.

For the first half of Fiscal 2018, net sales were $16.1 billion, a 5% increase over last year. Consolidated comparable store sales for the first half of Fiscal 2018 increased 2%. Net income for the first half of Fiscal 2018 was $1.1 billion. Diluted earnings per share were $1.67, a 4% increase over the prior year’s $1.60.

Ernie Herrman, Chief Executive Officer and President of The TJX Companies, Inc., stated, “I am very pleased with our strong second quarter results. Consolidated comparable store sales were up 3% over a 4% increase last year and above our plan. Earnings per share were $.85, also above our plan, and, it’s important to note, included significant headwinds from foreign currency exchange rates. Customer traffic was up and was the primary driver of our comp store sales growth at every division and overall merchandise margin was up, which we see as excellent indicators of the fundamental strength, consistency and flexibility of our business. In addition, we are confident that we are gaining market share at each of our four major divisions. Looking ahead, we see exciting opportunities for our business in the second half of the year. We believe we are set up extremely well to take advantage of the abundant buying opportunities in the marketplace. We have great liquidity in our inventories and we continue to grow our global sourcing universe of over 18,000 vendors, as we constantly open new vendor relationships and strengthen our existing ones. Above all, we are focused on giving consumers compelling reasons to shop us by offering an ever-changing, eclectic mix of brands and fashions at excellent values and making our shopping experience entertaining and inspiring. As always, we will strive to surpass our goals and we have great confidence in the continued, successful growth of TJX!”

Sales by Business Segment

The Company’s comparable store sales and net sales by division, in the second quarter, were as follows:

	Second Quarter		Second Quarter
	Comparable Store Sales[1,2]		Net Sales ($ in millions)[3,4]
	FY2018	FY2017	FY2018	FY2017

Marmaxx[5,6]	+2%	+4%	$5,285	$5,099
HomeGoods	+7%	+5%	$1,156	$987
TJX Canada	+7%	+9%	$832	$757
TJX International (Europe & Australia)	+1%	+2%	$1,085	$1,040

TJX	+3%	+4%	$8,358	$7,882

1Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates. 2Comparable store sales exclude Sierra Trading Post, tjmaxx.com and tkmaxx.com. 3Net sales in TJX Canada and TJX International include the impact of foreign currency exchange rates. See below. 4Figures may not foot due to rounding. 5Combination of TJ Maxx and Marshalls. 6Net sales include Sierra Trading Post.

Impact of Foreign Currency Exchange Rates

Changes in foreign currency exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course, inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates can have a material effect on the magnitude of these translations and adjustments when there is significant volatility in currency exchange rates.

For the second quarter of Fiscal 2018, the movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth. The overall net impact of foreign currency exchange rates had a $.04 negative impact on second quarter Fiscal 2018 earnings per share, compared with a $.03 positive impact last year.

For the first six months of Fiscal 2018, the movement in foreign currency exchange rates had a one percentage point negative impact on consolidated net sales growth. The overall net impact of foreign currency exchange rates had a $.03 negative impact on earnings per share in the first six months of Fiscal 2018, compared with a $.01 negative impact last year.

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, can be found in the Investors section of tjx.com.

The foreign currency exchange rate impact to earnings per share does not include the impact currency exchange rates have on various transactions, which we refer to as “transactional foreign exchange.”

Margins

For the second quarter of Fiscal 2018, the Company’s consolidated pretax profit margin was 10.7%, a 0.9 percentage point decrease compared with the prior year.

Gross profit margin for the second quarter of Fiscal 2018 was 28.5%, down 0.9 percentage points versus the prior year. This was primarily due to losses related to the Company’s inventory hedges. Importantly, merchandise margin increased again this quarter.

Selling, general and administrative costs as a percent of sales were 17.8%, up 0.1 percentage points versus the prior year’s ratio, primarily due to wage increases, as the Company had anticipated.

Inventory

Total inventories as of July 29, 2017, were $3.9 billion, flat compared to the end of the second quarter last year. Consolidated inventories on a per-store basis as of July 29, 2017, including the distribution centers, but excluding inventory in transit and the Company’s e-commerce businesses, were down 6% on both a reported basis and constant currency basis. The Company enters the third quarter in an excellent inventory position and has plenty of liquidity to take advantage of the abundant buying opportunities in the marketplace for quality, branded merchandise.

Shareholder Distributions

During the second quarter, the Company repurchased a total of $550 million of TJX stock, retiring 7.5 million shares. During the first half of the year, the Company repurchased a total of $900 million of TJX stock, retiring 12 million shares. The Company now expects to repurchase approximately $1.5 to $1.8 billion of TJX stock in Fiscal 2018. The Company may adjust this amount up or down depending on various factors. Through its dividend program, under which the current dividend represents a 20% increase versus last year, the Company returned to shareholders $201 million in the second quarter and $369 million in the first half of the year.

Third Quarter and Full Year Fiscal 2018 Outlook

For the third quarter of Fiscal 2018, the Company expects diluted earnings per share to be in the range of $.98 to $1.00. This would represent an 18% to 20% increase over the prior year’s EPS of $.83 and an 8% to 10% increase over the prior year’s adjusted $.91, which excludes the combined $.08 impact of last year’s debt extinguishment charge and pension settlement charge. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 1%. The Company also anticipates that the combination of foreign currency and transactional foreign exchange will positively impact EPS growth by 3% and that the change in accounting rules for share-based compensation will positively impact EPS growth by an additional 2%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

For the 53-week fiscal year ending February 3, 2018, the Company now expects diluted earnings per share in the range of $3.89 to $3.93. This represents a 12% to 14% increase over the prior year’s EPS of $3.46. The Company’s full-year guidance includes an expected benefit of approximately $.11 per share from the 53rd week in the Company’s Fiscal 2018 calendar. Excluding this benefit, the Company expects adjusted diluted earnings per share to be in the range of $3.78 to $3.82. This would represent a 7% to 8% increase over the prior year’s adjusted $3.53, which excludes the combined $.07 impact of last year’s debt extinguishment charge and pension settlement charge from GAAP EPS of $3.46. This guidance reflects an assumption that wage increases will negatively impact EPS growth by 2%. The Company also anticipates that the change in accounting rules for share-based compensation will positively impact EPS growth by 2%. This EPS outlook is based upon estimated consolidated comparable store sales growth of 1% to 2%.

The Company’s earnings guidance for the third quarter and full year Fiscal 2018 assumes that currency exchange rates will remain unchanged from the levels at the beginning of the third quarter.

Stores by Concept

During the second quarter ended July 29, 2017, the Company increased its store count by 51 stores to a total of 3,913 stores. The Company increased square footage by 5% over the same period last year.

	Store Locations*		Gross Square Feet**
	Second Quarter		Second Quarter
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
TJ Maxx	1,191	1,194	33.6	33.6
Marshalls	1,039	1,043	30.9	30.9
HomeGoods	596	619	14.5	14.9
Sierra Trading Post	12	16	0.3	0.4
In Canada:
Winners	258	258	7.2	7.2
HomeSense	109	112	2.6	2.6
Marshalls	61	63	1.8	1.8
In Europe:
TK Maxx	515	522	15.3	15.5
Homesense	46	51	0.9	1.1
In Australia:
TK Maxx	35	35	0.8	0.8

TJX	3,862	3,913	107.8	108.7

*Store counts above include both banners within a combo or a superstore.
**Square feet figures may not foot due to rounding.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of July 29, 2017, the end of the Company’s second quarter, the Company operated a total of 3,913 stores in nine countries, the United States, Canada, the United Kingdom, Ireland, Germany, Poland, Austria, the Netherlands, and Australia, and three e-commerce sites. These include 1,194 TJ Maxx, 1,043 Marshalls, 619 HomeGoods and 16 Sierra Trading Post stores, as well as tjmaxx.com and sierratradingpost.com in the United States; 258 Winners, 112 HomeSense, and 63 Marshalls stores in Canada; 522 TK Maxx and 51 Homesense stores, as well as tkmaxx.com, in Europe; and 35 TK Maxx stores in Australia. TJX’s press releases and financial information are also available at tjx.com.

Fiscal 2018 Second Quarter Earnings Conference Call

At 11:00 a.m. ET today, Ernie Herrman, Chief Executive Officer and President of TJX, will hold a conference call to discuss the Company’s second quarter Fiscal 2018 results, operations and business trends. A real-time webcast of the call will be available to the public at tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Tuesday, August 22, 2017, or at tjx.com.

Non-GAAP Financial Information

The Company has used non-GAAP financial measures in this press release. Adjusted financial measures refer to financial information adjusted to exclude from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP) items identified in this press release. The Company believes that the presentation of adjusted financial results provides additional information on comparisons between periods including underlying trends of its business by excluding certain items that affect overall comparability. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Important Information at Website

Archived versions of the Company’s conference calls are available in the Investors section of tjx.com after they are no longer available by telephone as are reconciliations of non-GAAP financial measures to GAAP financial measures and other financial information. The Company routinely posts information that may be important to investors in the Investors section at tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: execution of buying strategy and inventory management; operational and business expansion and management of large size and scale; customer trends and preferences; various marketing efforts; competition; personnel recruitment, training and retention; labor costs and workforce challenges; data security; information systems and new technology; economic conditions and consumer spending; adverse or unseasonable weather; serious disruptions or catastrophic events; disruptions in the second half of the fiscal year; corporate and retail banner reputation; quality, safety and other issues with merchandise; expanding international operations; merchandise importing; commodity availability and pricing; fluctuations in currency exchange rates; fluctuations in quarterly operating results and market expectations; mergers, acquisitions, or business investments and divestitures, closings or business consolidations; compliance with laws, regulations and orders and changes in laws, regulations and applicable accounting standards; outcomes of litigation, legal proceedings and other legal or regulatory matters; tax matters; real estate activities; cash flow and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (In Thousands Except Per Share Amounts)

	13 Weeks Ended		26 Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016

Net sales	$8,357,700	$7,882,053	$16,141,724	$15,424,409

Cost of sales, including buying and occupancy costs	5,972,675	5,562,961	11,502,747	10,935,104
Selling, general and administrative expenses	1,483,648	1,393,248	2,895,251	2,728,298

Interest expense, net	9,677	11,262	19,518	21,456

Income before provision for income taxes	891,700	914,582	1,724,208	1,739,551
Provision for income taxes	338,743	352,408	634,972	669,031

Net income	$552,957	$562,174	$1,089,236	$1,070,520

Diluted earnings per share	$0.85	$0.84	$1.67	$1.60

Cash dividends declared per share	$0.3125	$0.26	$0.625	$0.52

Weighted average common shares – diluted	648,317	666,606	651,892	668,754

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	July 29, 2017	July 30, 2016

ASSETS
Current assets:
Cash and cash equivalents	$2,449.3	$1,803.6
Short-term investments	502.8	421.2
Accounts receivable and other current assets	751.3	715.3
Merchandise inventories	3,864.4	3,870.6

Total current assets	7,567.8	6,810.7

Property, net of depreciation	4,744.7	4,263.4

Goodwill	197.5	196.0
Other assets	425.6	400.6

TOTAL ASSETS	$12,935.6	$11,670.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,346.5	$2,258.3
Accrued expenses and other current liabilities	2,310.0	2,055.9

Total current liabilities	4,656.5	4,314.2

Other long-term liabilities	1,116.5	929.0
Non-current deferred income taxes, net	392.7	360.2
Long-term debt	2,229.1	1,615.9

Shareholders’ equity	4,540.8	4,451.4

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,935.6	$11,670.7

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	26 Weeks Ended
	July 29, 2017	July 30, 2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,089.2	$1,070.5
Depreciation and amortization	348.1	324.8
Deferred income tax provision	38.9	47.1
Share-based compensation	49.5	50.0
(Increase) in accounts receivable and other assets	(109.3)	(92.5)
(Increase) in merchandise inventories	(168.8)	(190.9)
Increase in accounts payable	84.6	62.2
(Decrease) in accrued expenses and other liabilities	(270.1)	(37.6)
Other	40.9	(50.0)

Net cash provided by operating activities	1,103.0	1,183.6

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(506.9)	(508.4)
Purchases of investments	(426.5)	(380.3)
Sales and maturities of investments	480.6	323.5
Other	-	(2.3)
Net cash (used in) investing activities	(452.8)	(567.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for repurchase of common stock	(884.7)	(756.2)
Proceeds from issuance of common stock	60.8	90.0
Cash dividends paid	(369.5)	(311.5)
Other	(18.3)	24.8
Net cash (used in) financing activities	(1,211.7)	(952.9)

Effect of exchange rate changes on cash	81.0	45.0

Net (decrease) in cash and cash equivalents	(480.5)	(291.8)
Cash and cash equivalents at beginning of year	2,929.8	2,095.4

Cash and cash equivalents at end of period	$2,449.3	$1,803.6

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	13 Weeks Ended		26 Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net sales:
In the United States:
Marmaxx	$5,284,639	$5,098,998	$10,251,774	$9,964,373
HomeGoods	1,156,398	986,663	2,277,667	1,997,099
TJX Canada	832,026	756,781	1,570,797	1,442,358
TJX International	1,084,637	1,039,611	2,041,486	2,020,579
Total net sales	$8,357,700	$7,882,053	$16,141,724	$15,424,409

Segment profit:
In the United States:
Marmaxx	$746,881	$742,289	$1,434,046	$1,451,146
HomeGoods	141,345	128,047	293,437	266,257
TJX Canada	83,229	121,979	186,109	179,451
TJX International	38,967	42,879	45,827	57,226
Total segment profit	1,010,422	1,035,194	1,959,419	1,954,080

General corporate expense	109,045	109,350	215,693	193,073
Interest expense, net	9,677	11,262	19,518	21,456
Income before provision for income taxes	$891,700	$914,582	$1,724,208	$1,739,551

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

1. During the second quarter ended July 29, 2017, TJX repurchased 7.5 million shares of its common stock at a cost of $550 million. For the six months ended July 29, 2017, TJX repurchased 12 million shares of its common stock at a cost of $900 million. In February 2017, the Company announced that the Board of Directors approved an additional $1 billion stock repurchase program. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases.

2. In September 2016, TJX issued $1.0 billion of 2.250% ten year notes. The Company used a portion of the proceeds to redeem its $375 million 6.950% notes prior to their scheduled maturity of April 15, 2019. During the third quarter ended October 29, 2016, the Company completed the redemption of these notes and recorded a pre-tax loss on the early extinguishment of debt of $51.8.

CONTACT:
The TJX Companies, Inc.
Debra McConnell
Global Communications
(508) 390-2323